EXHIBIT 99

                          LUCILLE FARMS, INC. RECEIVES
                            NOTICE OF ACCELERATION OF
                            PAYMENT OF BANK DEBT AND
                             DISCONTINUES OPERATIONS


SWANTON, VT. - DECEMBER 6, 2005 - Lucille Farms, Inc. (OTC: LUCY.PK) announced today that the Registrant received notice from LaSalle Business Credit, LLC ("LaSalle") that all amounts due and owing under the Loan and Security Agreement, dated as of December 2, 2004, by and among Registrant, Lucille Farms of Vermont, Inc. ("Lucille Vt."), a wholly-owned subsidiary of Registrant, and LaSalle (the "Loan Agreement"), in the amount of not less than $2,310,483.36, plus accrued and unpaid interest and expenses, including, without limitation, attorneys' fees, are accelerated, that LaSalle will make no further loans under the Loan Agreement, and all Liabilities of Registrant and Lucille Vt. are immediately due and payable. The notice stated that LaSalle intends to repossess all Collateral and directed Registrant and Lucille Vt. to take all necessary steps to secure and protect the Collateral for the benefit of LaSalle, including, without limitation, to (a) immediately assemble all Collateral and make it available to LaSalle, (b) execute and deliver to LaSalle a peaceful surrender letter with respect to the Collateral, and to (c) aggregate and deliver all back-up records and files pertaining to accounts receivable and related debtors to LaSalle's representative.

         On October 17, 2005, the Registrant disclosed that (a) it has discontinued the manufacture of mozzarella cheese, and would seek to continue to manufacture its "Select" pizza cheese (the discontinuance of the manufacture of mozzarella cheese being occasioned by the refusal of St. Albans Cooperative Creamery, the Registrant's sole supplier of milk (an essential ingredient in the manufacture of mozzarella cheese), to supply the Registrant with milk after the Registrant was unable to make full payment on a milk bill), and (b) the ability of the Registrant to continue in business would be dependent upon it being able to increase revenues from the sale of its "Select" pizza cheese and the willingness of LaSalle to finance such business. The Registrant was unable to increase revenues from the sale of its "Select" pizza cheese. This resulted in the notice from LaSalle set forth above. As a consequence thereof, all operations by the Registrant have ceased.



Contact:  Jay Rosengarten, CEO
          (973) 334-6030